EXHIBIT 22



                        SUBSIDIARIES OF THE COMPANY

          The following table sets forth the name and state or other jurisdiction of incorporation of the Company's subsidiaries. Except as otherwise indicated, each subsidiary is wholly-owned, directly or indirectly, by the Company. Such subsidiaries do business under their corporate names.


     Aire Sellado, S.A. de C.V.              Mexico
     Cascades Sealed Air Inc.*               Canada
     Instapak France S.A.                    France
     Instapak, Limited                       Nevada
     Plastec Iberica, S.A.                   Spain
     PolyMask Corporation*                   Delaware
     Polypride, Inc.                         Delaware
     Sealed Air N.V.                         Belgium
     Sealed Air of Canada Limited            Ontario, Canada
     Sealed Air Limited                      England
     Sealed Air S.A.**                       France
     Sealed Air GmbH                         Germany
     Sealed Air (Far East) Limited           Hong Kong
     Sealed Air S.p.A.                       Italy
     Sealed Air (Korea) Limited              Korea
     Sealed Air (Malaysia) Sdn. Bhd.         Malaysia
     Sealed Air B.V.                         Netherlands
     Sealed Air (Puerto Rico) Incorporated   Delaware
     Sealed Air (Singapore) Pte. Limited     Singapore
     Sealed Air Svenska AB                   Sweden
     Sealed Air Taiwan Limited               Taiwan
     Sealed Air Trucking, Inc.               Delaware
     Static, Inc.                            Delaware


*The Company owns 50% of the outstanding shares.
**The Company indirectly owns a majority of the outstanding shares.

     Certain subsidiaries are omitted from the above table. Such subsidiaries, if considered in the aggergate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 1993.